UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2004

Huttig Building Products, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14982	43-0334550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Maryville University Dr., Suite 240, St. Louis, MO	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (314) 216-2600

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 9, 2004, Huttig Building Products, Inc., a Delaware corporation (the “Company”), entered into a Sales Agreement (the “Agreement”) with Builder Resource Supply Corporation, a newly formed Maryland corporation (the “Buyer”). Gary Allshouse, who has been and continues to be employed by the Company, is the Buyer’s owner.

The Buyer will purchase all goods, wares and merchandise (valued at cost minus accumulated depreciation or obsolescence reserves, or both), as well as all inventory and fixed assets (at book value) located at the Company’s leased facility (the “Facility”) in Hanover, Maryland. Subject to the landlord’s consent, the Company will sublease the Facility to the Buyer until the expiration of the current lease on May 31, 2005. The Company will finance the cost of the inventory for five years via a simple-interest bearing loan at an annual rate of six percent, on which the Buyer will make quarterly payments, with final payment due on December 6, 2009. The Company has agreed to accept a subordinated lien position behind the Buyer’s bank in connection with its operating line of credit, in consideration for which the Buyer has granted the Company a secondary lien on all its assets. Any default by the Buyer on a payment due to the Buyer’s bank in connection with its obligations pursuant to the Agreement will be construed as a default by the Company, and the Company reserves the right to foreclose and seize the Buyer’s inventory and accounts receivable.

The Agreement contains customary representations of both parties, and is subject to customary conditions, including the Buyer’s successful application for a $1,500,000 operating line of credit, which the Buyer has obtained. The Company expects the transaction to close on or about December 6, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huttig Building Products, Inc.
(Registrant)

Date: November 15, 2004	/s/ Thomas S. McHugh
Thomas S. McHugh
Vice President – Finance and Chief Financial Officer